UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 3, 2015

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On August 3, 2015, our Board of Directors, upon recommendation of its Compensation Committee and in consultation with an independent compensation consultant, approved the modification of the compensation arrangements for our Named Executive Officers (“NEOs”), Kevin P. Connors, President and Chief Executive Officer (“CEO”), and Ronald J. Santilli, Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”), as follows:

I.	Cash Compensation was modified effective June 1, 2015 to be as follows:

●	Mr. Connors’ base salary was increased from $533,000 to $600,000;
●	Mr. Connors’ target bonus was increased from $373,000 to $420,000 based on his target bonus percentage remaining at 70%;
●	Mr. Santilli’s base salary was increased from $341,000 to $367,000,
●	Mr. Santilli’s target bonus was increased from $171,000 to $184,000 based on his target bonus percentage remaining at 50%.

The annual cash compensation of Mr. Connors and Mr. Santilli, each as modified, will now be as follows:

Name	Position	Salary	Cash Bonus Target(1)	Target Cash Compensation (2)
Kevin P. Connors	President and CEO	$600,000	$420,000	$1,020,000
Ronald J. Santilli	EVP CFO	$367,000	$183,500	$550,500

(1)

The annual Cash Bonus Target is based on the corporate performance measures and the target bonus percentage that the respective NEOs are entitled to per the ‘Discretionary Management Bonus Program,’ as modified below and as discussed in detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 27, 2015.

(2)

In addition to base salary and bonuses, Mr. Connors and Mr. Santilli are each eligible to receive quarterly profit-sharing payments. The profit sharing payments are calculated based upon half of the quarterly pre-tax adjusted operating profit percentage (pre-tax adjusted operating profit divided by revenue) multiplied by their gross salary earned during that quarter, as applicable.

II.	Bonus Program for the NEOs was Modified as follows:

The ‘Performance Measures’ of the Company’s Discretionary Management Bonus Program for the NEOs, as discussed in detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 27, 2015, were modified effective April 1, 2015 as follows. All other terms of the program remained unchanged.

●	The ‘Revenue Growth Rate’ multiplier was decreased from 15 to 7.5.

III.	Equity Compensation Awards Granted to the NEOs were as follows:

Name	Position	Restricted Stock Unit Awards – Shares (1)(2)	Performance Share Unit Awards Target Shares – (2)(3)	Grant Date Fair Value of Equity Awards(2)
Kevin P. Connors	President and CEO	18,667	18,667	$562,623
Ronald J. Santilli	EVP and CFO	9,800	9,800	$295,372

(1)

The Restricted Stock Unit (RSU) awards vest annually over a period of three years on each anniversary of the vesting commencement date of June 1, 2015, subject to the recipient continuing to provide service to the Company.

(2)	The grant date fair value of each RSU and PSU award was based on a per share price of the Company’s stock on August 3, 2015 of $15.07 per unit.

(3)

The number of Performance Share Units, “PSUs”, awarded to the recipient will result in a varying number of shares of common stock that may be paid out on March 15, 2016 based on the achievement of three performance goals at targets that were pre-determined by the Board and as set forth below. The vesting of the awards is subject to the recipient continuing to provide service to the Company.

	Performance Goals for the Period July 1, 2015 to December 31, 2015:	Weighting of Goal
(i)	Revenue achievement, compared to the target;	33%
(ii)	Operating profit achievement, compared to the target; and	33%
(iii)	Average per share price of the Company’s stock for the period, compared to the target.	34%

IV.	Modified the Change of Control and Severance Agreements for the NEO:

Mr. Connors and Mr. Santilli’s Change of Control and Severance Agreement (“COC Agreement”), as discussed in detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 27, 2015, were renewed with a revised expiration date of December 31, 2018, which shall renew automatically for an additional one (1) year term, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.

In addition, Mr. Santilli’s COC Agreement was modified such that if his employment with the Company is terminated by the Company without “cause,” or by Mr. Santilli for “good reason,” and such termination occurs within the period beginning three months before, and ending 12 months following a Change of Control of the Company (commonly referred to as “double trigger”), then the lump sum severance payments that would be payable were increased as follows:

(i)	Salary: increased from twelve to eighteen months.

(ii)

Target Bonus Payout: increased from 100% to 150% of the rate payable for the fiscal year in which the termination occurs or, if greater, his annual target bonus rate in effect immediately prior to the Change of Control.

(iii)	COBRA Coverage: increased from twelve to eighteen months.

All other provisions of the COC Agreement remained unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: August 7, 2015	/s/ Ronald Santilli
Ronald J. Santilli
Executive Vice President and Chief Financial Officer